OPINION OF COUNSEL
Re:  Rule 24f-2 Notice for The Travelers Variable Life
Insurance Separate Account One; File No. 33-88578

	With  regard to the Rule 24f-2 Notice filed
by The Travelers Variable Life Insurance Separate Account One covering variable universal life insurance
contracts, I  have   examined such documents  and  such  law
as I have considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

	1.The Travelers Life and Annuity Company is duly organized and existing under the laws of the State of Connecticut and has been duly authorized to do business and to issue variable universal life insurance contracts by the Insurance Commissioner of the State of Connecticut.

	2.The   Travelers   Variable Life Insurance Separate Account
	One is a  duly authorized and validly existing  separate
	account  established pursuant to  Section 38a-433   of   the
	Connecticut General Statutes.

	3.The   variable   universal   life insurance contracts  issued
	are valid, legal and binding obligations of The Travelers Life and Annuity Company; the securities are legally issued, fully paid and non-assessable.

	4.Assets  of  The Travelers  Variable Life Insurance
	Separate Account One are not chargeable with liabilities arising out of any other business which The Travelers
	Life and Annuity Company  may conduct.

/s/ Kathleen A. McGah
---------------------------------------------
Counsel and Assistant Secretary
Travelers Life and Annuity Company

Dated: February 27, 1997